Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362

NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
THIRD QUARTER RESULTS

THOUSAND OAKS, Calif. – October 24, 2018 – Teledyne Technologies Incorporated (NYSE:TDY)

•	Record third quarter sales of $725.3 million, an increase of 9.5% compared to last year

•	All-time record GAAP earnings per diluted share of $2.43

•	Record third quarter operating margin

•	All-time record cash flow

•	Raising full year 2018 GAAP earnings outlook to $8.71 to $8.76 per diluted share, an increase from the prior outlook of $8.18 to $8.28.

Teledyne today reported third quarter 2018 net sales of $725.3 million, compared with net sales of $662.2 million for the third quarter of 2017, an increase of 9.5%. Net income was $90.3 million ($2.43 per diluted share) for the third quarter of 2018, compared with $69.0 million ($1.90 per diluted share) for the third quarter of 2017, an increase of 30.9%. The third quarter of 2018 included $4.1 million in severance and facility consolidation costs. The third quarter of 2018 also included net discrete income tax benefits of $11.4 million. The third quarter of 2017 included $2.9 million in acquisition costs related to the e2v technologies plc (“e2v”) acquisition and $2.4 million in severance and facility consolidation costs. The third quarter of 2017 also included net discrete income tax benefits of $9.9 million.
“Sales growth accelerated with overall organic growth exceeding nine percent in the third quarter.  In addition, operating margin, earnings per share, and free cash flow were third quarter or all-time records,” said Robert Mehrabian, Chairman and Chief Executive Officer.  “Teledyne continues to benefit from our balanced business portfolio.  Each business segment and major product category experienced growth, with particularly strong sales of detectors for medical imaging and electronic test and measurement instrumentation.  Across our segments, sales of defense and space electronics also increased nicely.  While we are focusing on stronger business integration and simplification efforts in order to improve margins, we remain committed to our strategy of growing Teledyne both organically and through acquisitions.”
Review of Operations
Comparisons are with the third quarter of 2017, unless noted otherwise. In the second quarter of 2018, we realigned the reporting structure for certain of our microwave product groupings. These products, acquired with the acquisition of e2v, were formerly reported as part of the Aerospace and Defense Electronics segment and are now reported as part of the Digital Imaging segment. Previously reported segment data has been adjusted to reflect this change. Total sales for these products were $24.2 million for fiscal year 2017.

Instrumentation
The Instrumentation segment’s third quarter 2018 net sales were $256.2 million, compared with $232.5 million, an increase of 10.2%. Third quarter 2018 operating income was $35.7 million, compared with $34.6 million, an increase of 3.2%.
The third quarter 2018 net sales increase resulted from higher sales of test and measurement instrumentation, marine instrumentation and environmental instrumentation. Sales of test and measurement instrumentation increased $11.5 million while sales of environmental instrumentation increased $7.8 million and marine instrumentation increased $4.4 million. The increase in operating income reflected the impact of higher sales, partially offset by higher severance and facility consolidation costs of $2.0 million in the third quarter of 2018. Operating income in the third quarter of 2017 included a $2.6 million reversal of a previously reserved receivable that was collected during the quarter.
Digital Imaging
The Digital Imaging segment’s third quarter 2018 net sales were $223.0 million, compared with $197.0 million, an increase of 13.2%. Operating income was $42.3 million for the third quarter of 2018, compared with $31.4 million, an increase of 34.7%.
The third quarter 2018 net sales primarily reflected higher sales of X-ray detectors and generators for life sciences applications and detectors for space-based imaging. The increase in operating income in the third quarter of 2018 reflected the impact of higher sales and favorable product mix. Operating income in the third quarter of 2017 included $2.9 million in acquisition-related costs related to the e2v acquisition.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s third quarter 2018 net sales were $171.1 million, compared with $159.6 million, an increase of 7.2%. Operating income was $33.3 million for the third quarter of 2018, compared with $28.2 million, an increase of 18.1%.
The third quarter 2018 net sales primarily reflected $11.0 million of higher sales of defense electronics. The higher sales of defense electronics reflected greater sales in most product categories. The increase in operating income in the third quarter of 2018 reflected the impact of higher sales and favorable product mix.
Engineered Systems
The Engineered Systems segment’s third quarter 2018 net sales were $75.0 million compared with $73.1 million, an increase of 2.6%. Operating income was $9.3 million for the third quarter of 2018, compared with $8.6 million, an increase of 8.1%.
The third quarter 2018 net sales reflected higher sales of $6.6 million of engineered products and services and $1.1 million of energy systems products, partially offset by lower sales of $5.8 million of turbine engines. The higher sales of engineered products and services, primarily reflected increased nuclear and aviation manufacturing programs and increased sales related to missile defense. Sales of turbine engines reflected lower sales of cruise missile engines. Operating income in the third quarter of 2018 increased, due to higher sales of engineered products and services, partially offset by lower turbine engine sales.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $141.9 million for the third quarter of 2018, compared with $107.9 million. The higher cash provided by operating activities in the third quarter of 2018 reflected the impact of higher operating income, as well as lower income tax payments. At September 30, 2018, cash totaled $126.1 million and total debt, including capital lease obligations, was $837.3 million. At September 30, 2018, no amounts were outstanding under the $750.0 million credit facility. During the third quarter of 2018, the company repaid $61.5 million in term loans. The company received $12.3 million from the exercise of stock options in the third quarter of 2018, compared with $7.0 million. Capital expenditures for the third quarter of 2018 were $20.9 million, compared with $15.6 million. Depreciation and amortization expense for the third quarter of 2018 was $27.3 million, compared with $31.4 million.

Free Cash Flow (a)	Third Quarter
(in millions, brackets indicate use of funds)	2018	2017
Cash provided by operating activities	$141.9	$107.9
Capital expenditures for property, plant and equipment	(20.9)	(15.6)
Free cash flow	$121.0	$92.3
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Tax Cuts and Jobs Act
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“Tax Act”) was enacted. The Tax Act significantly revised the U.S. corporate income tax by, among other things, lowering corporate income tax rates, implementing the territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. As a result of the Tax Act, Teledyne incurred provisional charges of $4.7 million in the fourth quarter of 2017 primarily due to the repatriation tax and the remeasurement of U.S. deferred tax assets and liabilities. The impacts of the Tax Act may differ from this estimate, possibly materially (and the amount of the provisional charge may accordingly be adjusted over the course of 2018), due to changes in interpretations and assumptions Teledyne has made, guidance that may be issued, and actions Teledyne may take as a result of the Tax Act. The provisional charge was adjusted by an additional $0.6 million in the first quarter of 2018. In the third quarter of 2018, this additional provisional charge was reversed.
Income Taxes
The effective tax rate for the third quarter of 2018 was 9.9% compared with 15.6%. The third quarter of 2018 reflected net discrete income tax benefits of $11.4 million. This amount included $4.4 million in income tax benefit as a result of the remeasurement of uncertain tax positions due to expiration of statute of limitations and a $5.0 million income tax benefit related to share-based accounting. The third quarter of 2017 included net discrete tax benefits of $9.9 million. This amount included $7.4 million in income tax benefit as a result of the remeasurement of uncertain tax positions due to expiration of statute of limitations and a $2.3 million income tax benefit related to share-based accounting. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 21.3% for the third quarter of 2018 and 27.7% for the third quarter of 2017. The decrease in the effective tax rate in 2018, primarily reflects the lower corporate income tax rates as part of the Tax Act.
Other
Stock option expense was $4.6 million for the third quarter of 2018, compared with $3.2 million. Non-service retirement benefit income was $3.4 million for both the third quarter of 2018 and 2017. Interest expense, net of interest income, was $6.0 million for the third quarter of 2018 compared with $8.2 million. The lower amount for the third quarter of 2018 primarily reflected lower debt levels in the third quarter of 2018 compared with the third quarter of 2017. Corporate expense increased to $15.1 million for the third quarter of 2018, compared with $13.3 million and reflected higher compensation and professional fees expense in the third quarter of 2018, compared with the third quarter of 2017. Other income and expense was expense of $2.7 million for the third quarter of 2018 compared with expense of $3.0 million.

Recent Accounting Pronouncements
Effective January 1, 2018, Teledyne adopted the requirements of Accounting Standards Update (“ASU”) No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” This ASU requires the service cost component of net benefit costs to be reported in the same line item or items within operating income as other compensation costs, with the other components of net benefit cost to be presented outside of operating income. The 2017 period has been adjusted to be consistent with the 2018 presentation. In addition, effective January 1, 2018, Teledyne adopted ASU No. 2014-09 (Topic 606), “Revenue from Contracts with Customers”, using the modified retrospective transition method. Prior period comparative information is not adjusted and is reported under the accounting standards in effect for that period. The cumulative effect of adopting the new standard resulted in an immaterial increase to retained earnings as of January 1, 2018.
Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2018 GAAP earnings per diluted share will be in the range of $2.15 to $2.20 and full year 2018 GAAP earnings per diluted share will be in the range of $8.71 to $8.76, an increase from the prior outlook of $8.18 to $8.28. The company’s annual estimated tax rate for 2018 is 21.3%, before discrete items.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to sales, earnings, operating margin, growth opportunities, acquisitions and divestitures, product sales, capital expenditures, pension matters, stock option compensation expense, interest expense, taxes, exchange rate fluctuations, cost reductions, facility consolidation costs, severance expenses and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; changes in the estimated impact of the Tax Act; cuts to defense spending resulting from existing and future deficit reduction measures; impacts from the United Kingdom’s planned exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and regulations or restrictions relating to energy production, including with respect to hydraulic fracturing, could further negatively affect the company’s businesses that supply the oil and gas industry. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Information regarding the impact of the Tax Act is based on our current calculations, as well as our current interpretations, assumptions and expectations relating to the Tax Act, which are subject to change, possibly material changes.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.

While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign policy changes and exchange rate fluctuations.
While the company believes its internal and disclosure control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2017 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s third quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, October 24, 2018. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, October 24, 2018.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 30, 2018 AND OCTOBER 1, 2017
(Unaudited - in millions, except per share amounts)

	Third Quarter	Third Quarter	Nine Months	Nine Months
	2018	2017(a)	2018	2017(a)
Net sales	$725.3	$662.2	$2,153.4	$1,899.4
Costs and expenses:
Costs of sales (b)	446.2	408.6	1,331.4	1,186.8
Selling, general and administrative expenses (b)	173.6	164.1	516.6	485.5
Total costs and expenses	619.8	572.7	1,848.0	1,672.3
Operating income	105.5	89.5	305.4	227.1
Interest and debt expense, net (b)	(6.0)	(8.2)	(19.8)	(25.5)
Non-service retirement benefit income	3.4	3.4	10.1	10.1
Other expense, net (b)	(2.7)	(3.0)	(8.9)	(13.0)
Income before income taxes	100.2	81.7	286.8	198.7
Provision for income taxes	9.9	12.7	44.1	39.1
Net income	$90.3	$69.0	$242.7	$159.6

Diluted earnings per common share	$2.43	$1.90	$6.56	$4.41

Weighted average diluted common shares outstanding	37.2	36.4	37.0	36.2

(a)	The 2017 periods have been adjusted to reflect the adoption of ASU No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”.

(b)
The third quarter of 2017 includes pretax charges of $2.9 million related to the acquisition of e2v technologies plc, of which $2.7 million was recorded to cost of sales and $0.2 million was recorded to selling, general and administrative expenses. The first nine months of 2017 includes pretax charges of $28.1 million related to the acquisition of e2v technologies plc, of which $6.8 million was recorded to cost of sales, $13.0 million was recorded to selling, general and administrative expenses, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE THIRD QUARTER AND NINE MONTHS ENDED
SEPTEMBER 30, 2018 AND OCTOBER 1, 2017
(Unaudited - in millions)

	Third Quarter	Third Quarter	% Change	Nine Months	Nine Months	% Change
	2018	2017(a)		2018	2017(a)
Net sales:
Instrumentation	$256.2	$232.5	10.2%	$757.8	$699.1	8.4%
Digital Imaging	223.0	197.0	13.2%	659.3	511.0	29.0%
Aerospace and Defense Electronics	171.1	159.6	7.2%	518.2	472.6	9.6%
Engineered Systems	75.0	73.1	2.6%	218.1	216.7	0.6%
Total net sales	$725.3	$662.2	9.5%	$2,153.4	$1,899.4	13.4%
Operating income:
Instrumentation	$35.7	$34.6	3.2%	$104.4	$95.3	9.5%
Digital Imaging (b)	42.3	31.4	34.7%	120.2	74.5	61.3%
Aerospace and Defense Electronics (b)	33.3	28.2	18.1%	98.7	82.2	20.1%
Engineered Systems	9.3	8.6	8.1%	23.9	23.7	0.8%
Corporate expense (b)	(15.1)	(13.3)	13.5%	(41.8)	(48.6)	(14.0)%
Operating income	105.5	89.5	17.9%	305.4	227.1	34.5%
Interest and debt expense, net (b)	(6.0)	(8.2)	(26.8)%	(19.8)	(25.5)	(22.4)%
Non-service retirement benefit income	3.4	3.4	—%	10.1	10.1	—%
Other expense, net (b)	(2.7)	(3.0)	(10.0)%	(8.9)	(13.0)	(31.5)%
Income before income taxes	100.2	81.7	22.6%	286.8	198.7	44.3%
Provision for income taxes	9.9	12.7	(22.0)%	44.1	39.1	12.8%
Net income	$90.3	$69.0	30.9%	$242.7	$159.6	52.1%

(a)	The 2017 periods have been adjusted to reflect the adoption of ASU No. 2017-07, “Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost”.

(b)
The third quarter of 2017 includes pretax charges of $2.9 million related to the acquisition of e2v technologies plc, which was recorded in the Digital Imaging segment. The first nine months of 2017 includes pretax charges of $28.1 million related to the acquisition of e2v technologies plc (“e2v”) , of which $9.1 million was recorded in the Digital Imaging segment, $0.3 million in the Aerospace and Defense Electronics segment, $10.4 million was recorded to corporate expense, $2.3 million was recorded to interest expense and $6.0 million was recorded as other expense. In the second quarter of 2018, we realigned the reporting structure for certain of our microwave product groupings. These products acquired with the acquisition of e2v were formerly reported as part of the Aerospace and Defense Electronics segment and are now reported as part of the Digital Imaging segment. Previously reported segment data has been adjusted to reflect this change. Total sales for these products were $24.2 million for fiscal year 2017.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	September 30, 2018	December 31, 2017
ASSETS
Cash	$126.1	$70.9
Accounts receivable, net	551.8	478.1
Inventories, net	377.6	400.2
Prepaid expenses and other current assets	54.1	62.7
Total current assets	1,109.6	1,011.9
Property, plant and equipment, net	446.1	442.8
Goodwill and acquired intangible assets, net	2,113.3	2,175.6
Prepaid pension asset	158.0	127.2
Other assets, net	86.2	88.9
Total assets	$3,913.2	$3,846.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$205.4	$191.7
Accrued liabilities	368.3	345.3
Current portion of long-term debt and capital leases and other debt	14.3	3.6
Total current liabilities	588.0	540.6
Long-term debt and capital lease obligations	823.0	1,069.3
Other long-term liabilities	285.4	289.2
Total liabilities	1,696.4	1,899.1
Total stockholders’ equity	2,216.8	1,947.3
Total liabilities and stockholders’ equity	$3,913.2	$3,846.4